UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

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YUM! BRANDS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing on or about May 9, 2012, Yum! Brands, Inc. (the “Company”) sent the following communication to certain shareholders.
Advisory Vote on Executive Compensation
At the Company's 2012 annual meeting of shareholders to be held on Thursday, May 17, 2012, shareholders will cast an advisory vote on the compensation of the Company's named executive officers (also known as “Say on Pay”).
Institutional Shareholder Services (“ISS”) has recommended that shareholders vote against the Say on Pay proposal. As discussed in detail below, the Company's Board of Directors strongly disagrees with ISS's position. Accordingly, the Board recommends that you vote “FOR” the approval of Item 3.
Fundamental Choice
In this vote, shareholders are faced with a fundamental choice: The Management Planning and Development Committee's studied approach based on a long term philosophy and design that has ensured alignment of management with shareholder interests, helped drive great Company performance and produced superior returns for shareholders over the short and long term OR, ISS's one size fits all/check the box approach to compensation.
As discussed in more detail below, ISS's recommendation is a flawed and poorly conceived approach that fails when applied to Yum's compensation program. Below we will:

•	Summarize Yum's strong shareholder returns over the short and long term (discussed in more detail at pages 24 and 37 of the proxy statement);

•
Refer you to the key elements of our compensation program that have played an important part in generating those superior returns (discussed in detail at pages 23-25 and 34 through 56 of the proxy statement); and

•	Review ISS's fundamentally flawed analysis and its application of the analysis to Yum, including:

◦
Reliance on an inappropriate peer group which contains two cruise lines, two casinos and two cable media companies - that have no relevance to Yum for either compensation or performance benchmarking or talent.

◦	Reliance on a peer group that is too small and therefore subject to distortion.

◦	Failure to consider stock options as performance compensation.

◦	Failure to properly describe our CEO's annual bonus and performance compensation.
Yum's Superior Shareholder Returns---Short- and Long-Term
We encourage you to read pages 24 and 37 of the proxy statement which discuss in more detail, and graphically, Yum's total shareholder return. These returns far outpace the S&P 500 and our compensation peer group and are summarized below:
10 year return - 445% overall return
1 year return - 23%
3 year return- 26% (annualized)
5 year return-17% (annualized)

Yum's Compensation Program has been in place for over 10 years and has played a key role in motivating and retaining executives.
Our compensation program provides short-term and long-term incentives that drive alignment with shareholders and incorporates restaurant-focused metrics to ensure that executives are getting results the right way. We have a rigorous annual planning process to ensure we set properly leveraged targets that reward results. In addition, our stock ownership guidelines described at page 52 of the proxy statement emphasize a long-term perspective.
Retaining performers. Our program has retained our management team. Our management team has been in place for many years because they have performed well and have been compensated well for that performance.
ISS's New Approach is Flawed
Last year, ISS approved our program - the very same program they are recommending against this year. ISS's new position relies on a new methodology that is fundamentally flawed, and notwithstanding all assertions to the contrary is an opaque, "check-the-box" approach that disregards to the detriment of our shareholders the studied, deliberate, long term approach of our Management Planning and Development Committee ("Committee").
Summary of ISS new methodology
ISS new methodology begins with a quantitative analysis based primarily on formula-driven peer group selection. ISS gives no consideration to the peer group which the Committee selected based on immediately relevant factors of industry, size and global reach. If a company fails its quantitative analysis, ISS proceeds to a qualitative analysis. In the case of Yum, ISS's qualitative analysis appears to be written to justify its quantitative analysis rather than to provide an objective analysis of our compensation program and, therefore, lacks balance in its approach and leads to inaccurate and erroneous conclusions as a result.
Below is a discussion of several of the defects in the ISS analysis.
Peer Group

ISS's peer group and the corresponding criticism of Yum's benchmarking group is flawed in several key areas, specifically:

•	ISS group is created by a formula, has too few companies and therefore is more subject to outliers as a result;

•	ISS group includes companies distinctly dissimilar from Yum and therefore have little relevance; and

•	No allowance is made for the distinct complication and added scope of responsibility for the franchise nature of our business.

The table below summarizes the Company's benchmarking group and the group used by ISS. The most recently reported fiscal year end revenues are included for each company as well as Yum's company-owned store revenues as well as system wide revenues.

Peer Group Comparison
Yum! Brands Benchmarking Group		ISS Constructed Group
	FYE Revenues		FYE Revenues
Company Name	$Mn	Company Name	$Mn
AUTOZONE INC	$8,073	AUTONATION INC	$13,832
AVON PRODUCTS INC	$11,292	CARNIVAL CORP/PLC (USA)	$15,793
CAMPBELL SOUP CO	$7,719	DARDEN RESTAURANTS INC	$7,500
COCA COLA CO	$46,565	DISH NETWORK CORP	$14,048
COLGATE PALMOLIVE CO	$16,734	GENUINE PARTS CO	$12,459
DARDEN RESTAURANTS INC	$7,500	LAS VEGAS SANDS CORP	$9,411
GAP INC	$14,549	LIMITED BRANDS INC	$10,364
GENERAL MILLS INC	$14,880	MARRIOTT INTL INC	$12,317
H.J. HEINZ COMPANY	$10,707	MCDONALD'S CORP	$27,006
J C PENNEY CO INC	$17,260	MGM RESORTS INTERNATIONAL	$7,849
KELLOGG CO	$13,198	NORDSTROM INC	$10,877
KIMBERLY CLARK CORP	$20,846	OMNICOM GROUP	$13,873
KOHLS CORPORATION	$18,804	ROYAL CARIBBEAN CRUISES LTD	$7,537
KRAFT FOODS INC	$54,366	STARBUCKS CORP	$11,700
MACY'S INC.	$26,405
MARRIOTT INTERNATIONAL	$12,317	Median	$12,009
MCDONALDS CORP	$27,006
NIKE INC	$20,862	Yum! Brands (Co. revenues)	$12,626
OFFICEMAX INC	$7,121
PEPSICO INC	$66,504	Yum! Brands (systemwide revenues)	$41,478
STAPLES INC	$25,022
STARBUCKS	$11,700
UNILEVER USA	Private

Median	$15,807

Yum! Brands (Co. revenues)	$12,626

Yum! Brands (systemwide revenues)	$41,478

ISS Peer Group is too Small and Subject to Outliers
The ISS group is created by a rigid formula from the use of Global Industry Classification Standard (GICS) codes. The resulting comparator group includes only 14 companies. Alternatively, the benchmarking group established by the Committee is comprised of 23 companies. Fundamental to sound benchmarking is ensuring that outlier data does not distort the results. With so few observations the ISS group is notably more prone to being distorted by both pay and performance outliers. By using the more expansive benchmarking group, the Company approach reduces the risk of outlier results distorting decision making while providing a robust and comprehensive perspective on both pay and performance of the sectors we compete in for talent and investors.
Distinctly Dissimilar Companies
The Yum peer group was carefully constructed to include retail, food, hospitality, and consumer products companies many of which, like Yum, have with considerable global reach. This is where we compete for talent and investors. Alternatively, because of the formula-driven nature of the ISS group several companies were included that we do not believe---nor do we believe our shareholders would believe---are appropriate comparisons. We have highlighted those companies in the list above. In particular, we do not believe that casino operators, cable/media companies, or cruise lines are at all relevant for either compensation or performance benchmarking. The firms chosen by Yum are relevant in terms of business, talent profile, and size.

No Allowance for Franchise Nature of Yum Operations
A franchise business presents unique complications. Our management team regularly makes marketing, financial, operational, and product decisions that impact both company-owned stores and those of our franchise partners. Consequently, it is imperative we be mindful of the impact of those decisions and how they impact our partners. This adds corresponding complexity to our enterprise and impacts the caliber of talent we recruit and the competitive profile of that talent pool. The Company believes it is sensible to consider this added complexity in both the selection of the peer group and the size-adjusted nature of the underlying market values of compensation. Although the median revenue is somewhat greater than the ISS group this is outweighed by the relevance of the Company-selected group. Moreover, we control for the impact of relative size by using regression analysis to estimate market values of compensation---a common statistical technique in compensation benchmarking.
Overstatement of our CEO's bonus by ISS
ISS incorrectly states in its analysis of our proxy statement that our CEO earned a $10 million bonus in 2011. The bonus earned ($4,541,400) was reported in the proxy statement. The IRS code section 162(m)  provisions of the bonus plan permit a theoretical maximum of $10 million (discussed at page 55 of the proxy statement). A review of the disclosures provided in the proxy statement clearly indicates that no such payment was even possible under the operation of our annual incentive plan. As ISS is well aware, 162(m)-related provisions are common to many companies and are intended to preserve tax deductibility for payments made to NEOs and not to dictate payouts. To characterize this provision as the “earned” amount for the year demonstrates either woeful understanding of prevailing tax provisions or an almost purposeful distortion of the Company's pay arrangements.
Stock options are not considered performance based
Inexplicably, ISS does not consider stock options and stock appreciation rights as performance-based compensation. This notion is substantially outside the mainstream of governance and notions of pay and performance. Stock options deliver value only when the stock price increases. Therefore, the notion that a change in stock price, ultimately the final arbiter in the assessment of what is, or isn't, a good investment for shareholders, as not being a performance metric is a notion that few would accept. Stock options vest over time. However, the realizable value from those options is not due to the passage of time, but due to organic value creation as a consequence of the profitability and growth of this enterprise for our shareholders. ISS's characterization of the “time-based nature of these awards as still concerning” demonstrates a poor understanding of how options work. To clarify, here are some key principles concerning stock options and stock appreciation rights:

◦	Value accrues to a holder of these awards ONLY if value is created for shareholders, it is not just a matter of waiting for time to pass.

◦
If we do not deliver growth in profitability and the number of restaurants consistent with our shareholder expectations, our stock price will decline and there will be no realizable value from our option grants.

◦
On the other hand, if we DO deliver on our profit targets and grow our business for sustained long-term profitability, our stock price is likely to increase and therefore we will create value. This is how performance-based compensation works.

Our philosophy is simple and we have adhered to it from the day we went public. Our responsibility is to create value for shareholders. If we do, we share some of that value with those who are responsible for making it happen. Creating value, being profitable and building an enterprise with a sustainable competitive advantage does not just happen with the passage of time and it is not a sure thing. This is a very competitive and complex industry segment with global reach. So when our people have succeeded it has ONLY been because our shareholders have succeeded.

Our CEO's stock option exercises during 2011
In discussing our CEO's 2011 stock appreciation right compensation, ISS inexplicably adds in a discussion of his 2011 option exercises and his gain from those exercises of almost $38 million. The inference would appear to be that Mr. Novak's 2011 award may be too high because of what he realized from these option gains. In referring to these gains, however, ISS fails to mention that these options were granted almost nine years earlier and that in that time the stock price had increased approximately 375% and the Company's market capitalization increased by approximately $20 billion. To mix that reference in the discussion of 2011 compensation as ISS did in its report is at least confusing and more significantly prejudicial to truly understanding the pay for performance arrangements at Yum.
Failure to understand performance-based compensation
In its attempt to justify its vote recommendation, ISS also reveals a lack of understanding of what is performance-based pay elements are. ISS includes a table on page 15 of its report entitled “Non-Performance-based Pay Elements---CEO” and lists $143 million of nonqualified deferred compensation held by our CEO. Approximately 90% of this value is in Company stock units which our CEO acquired based on the deferral of his annual bonus, which is performance based. The CEO routinely defers his earned annual bonus into Company stock units, i.e., receives Company stock units with money he otherwise could have taken in cash. ISS routinely suggests and advocates that executives be required to hold equity until retirement. Mr. Novak is doing precisely what ISS advocates by holding his stock units until he retires when they will be paid in shares of Company stock. It is inaccurate to portray this amount as non-performance based when in fact it is tied directly to company stock. This is not some cash deferral with a fixed interest rate credit. The value of this account is almost entirely related to the value of Yum shares.
Conclusion
Yum's compensation program:

•	Has largely been in place for over 10 years,

•	Aligns pay with performance through the design and implementation of its annual bonus and long-term incentives,

•	Benchmarks against a thoughtfully considered compensation peer group that is right for a global retail franchise company,

•	Aligns with shareholders' interests, and

•	Has been a driver of superior shareholder returns over the short and long term.

In other words, the program is working for our shareholders and our employees. We strongly urge you to vote “FOR” the advisory vote on executive compensation (Item 3).
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION (ITEM 3)